Exhibit 99.1

PRO FORMA BALANCE SHEET

	December 17, 2018	Pro Forma Adjustments		As Adjusted
		(unaudited)		(unaudited)
Assets
Current Assets
Cash	$560,027	$—		$560,027
Total current assets	560,027	—		560,027

Cash held in Trust Account	252,500,000	25,000,000	a	277,750,000
		250,000	b
Total assets	$253,060,027	$25,250,000		$278,310,027

Liabilities and Stockholders’ Equity
Payables to related party	$2,500,000	$250,000	b	$2,750,000
Accrued offering costs - independent underwriter fee	100,000	—		100,000
Accrued liabilities	2,792	—		2,792
Total liabilities	2,602,792	250,000		2,852,792

Commitments
Common stock subject to possible redemption, 24,302,696 and 26,777,943 shares, actual and adjusted, at redemption value of $10.10	245,457,230	25,000,000	c	270,457,230
Stockholders’ equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—		—
Common stock, Class A $0.0001 par value; 100,000,000 shares authorized, 1,297,304 issued and outstanding and 1,322,057 as adjusted (excluding 24,302,696 and 26,777,943 shares subject to possible redemption)	129	250	a	132
		(247)	c
Common stock, Class B $0.0001 par value; 10,000,000 shares authorized, 6,250,000 shares issued and outstanding(1)	719	—		719
Additional paid-in-capital	5,006,442	24,999,750	a	5,006,439
		(24,999,753)	c
Accumulated deficit	(7,285)	—		(7,285)
Total stockholders’ equity	5,000,005	—		5,000,005
Total liabilities and stockholders’ equity	$253,060,027	$25,250,000		$278,310,027

(1) Includes an aggregate of 312,500 shares held by the Sponsor that are subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full.

See accompanying note to pro forma balance sheet

CF FINANCE ACQUISITION CORP.

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 - CLOSING OF OVERALLOTMENT OPTION

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of December 17, 2018, adjusted for the closing of the underwriter’s partial overallotment option exercised and related transactions which occurred on December 31, 2018 as described below.

On December 31, 2018, the Company consummated the closing of the sale of 2,500,000 additional Units upon receiving notice of the underwriter’s election to partially exercise the overallotment option (“Overallotment Units”), generating an additional gross proceeds of $25,000,000. Simultaneously with the partial exercise of the overallotment option, the Company borrowed an additional $250,000 under a promissory note with the Company's Sponsor, which was deposited into the Trust Account. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro forma entry
a.	Cash held in Trust Account	25,000,000
	Common stock		250
	Additional paid-in capital		24,999,750
	To record sale of 2,500,000 Overallotment Units at $10.00 per Unit
b.	Cash held in Trust Account	250,000
	Payables to related party		250,000
	To record Sponsor loan on overallotment option
c.	Additional paid-in capital	24,999,753
	Common stock	247
	Common stock subject to possible redemption		25,000,000
	To restore total equity above $5,000,001